Exhibit 20

Farmers & Merchants Bancorp

ANNUALIZED SHAREHOLDER RETURNS

Sixteen Year Period: 1997 through 2012

100 shares of F&M Bancorp common stock were valued at $13,500 on December 31, 1996 based upon a per share price of $135. Sixteen years later, as of December 31, 2012, the total shareholder return on this investment was $66,637 representing an annualized rate of return of 13.91%, more than double the return of the S&P or Dow stock index averages for the same period.



16 Year Annualized
Total Returns
15
12
9
6
3
0
13.91%
6.91%
6.07%
F&M Stock
Dow Average
S&P Average

Total shareholder return of $66,637 was comprised of: (1) an increase in market value of $47,655 based upon the original 100 shares growing to 151 shares as a result of several annual 5% stock splits, combined with an increase in share price to $405 as of December 31, 2012; and (2) receipt of $18,982 in total cash dividends and payments over the 16-year period. The cumulative dividend payments alone were greater than the original investment value.

Source: Bloomberg for Dow and S&P data